Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Lucera Blount Parker
August 21, 2006		(919) 687-7802
(919) 687-7821 Fax
lucera.parker@mfbonline.com

M&F Bank Announces 2nd Quarter Results

Community bank achieves record results as it approaches 100th anniversary

DURHAM (August 21, 2006) – Mechanics and Farmers Bank (M&F Bank) reported net income in the second quarter of 2006 of $.496 million. Earnings growth was attributable to growth in net interest income and improved asset quality. Total assets as of June 30, 2006 were $250.868 million. Net interest income was $2.492 million. As of June 30, 2006, net loans were $158.854 million; total deposits were $208.039 million. The Bank continues to be classified as “well capitalized,” with $21.154 million in regulatory capital as of June 30, 2006.

For the six months ended June 30, 2006, net income was $1.251 million, compared to $.552 million for the same period in 2005. Net interest income was $5.045 million. Non-performing assets were $1.759 million, or 1.08% of total loans, compared to the Uniform Bank Performance Report (UBPR) peer group average of .71%. The allowance for loan losses was $2.541 million or 1.11% of average assets, compared to the peer group average of .81%.

Commenting on the results, Ron Wiley, president and CEO stated, “We have many reasons to be optimistic: we had a successful second quarter and first half, we’re on a positive trend with respect to key performance metrics, we’ve added extremely talented people in vital business development positions, and on top of all that, we’ll celebrate the 100th anniversary of the Bank’s founding in a few months. That’s more than an historic milestone, it’s proof that a community bank can succeed and change and grow without sacrificing the core values that make it special. Our legacy informs the decisions we make about how we will conduct our business and what kind of bank we will be in the future.”

M&F Bank, a state-chartered commercial bank, was founded in 1907. The Bank has operated continuously and been profitable every year since opening for business in 1908. The Bank’s mission is to meet the financial services needs of the communities it serves, promote personal and community development, and to provide quality service to all while continuing its tradition of serving those who historically have been underserved. M&F Bank is the wholly owned subsidiary of M&F Bancorp, Inc. (the Company), a one-bank holding company headquartered in Durham, NC, with assets of approximately $251 million as of June 30, 2006. The Company’s unaudited results for the quarter ended June 30, 2006 have been filed with the SEC and can be accessed either through www.mfbonline.com or www.sec.gov. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB” For additional information contact M&F Bank Corporate Center, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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